Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and between:

The Marygold Companies, Inc.

and

SKCAL LLC

Dated as of June 19, 2025

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LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Certain Definitions

Exhibit B	Target Net Working Capital

SCHEDULES

Schedule A	Seller Information

Schedule B	Buyer Share Allocation

Disclosure Schedules

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of June 19, 2025 (the “Effective Date”), by and between The Marygold Companies, Inc., a Nevada corporation, (the “Seller”) and SKCAL LLC, (“SKCAL”) an Arizona limited liability company (the “Buyer”). The Buyer and Seller may hereinafter be referred independently as “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, the Seller is a publicly listed company on the NYSE American stock exchange with a trading ticker “MGLD” and is the sole shareholder of Brigadier Security Systems (2000) Ltd. a Canadian registered corporation located in Regina and Saskatoon, Saskatchewan, Canada (the “Company”);

WHEREAS, the Seller’s significant shareholder, Nicholas D. Gerber, is the chief executive officer, director, and chair of the board of directors of Seller;

WHEREAS, the Buyer’s principal and sole Member of SKCAL is Scott Schoenberger who is a director and 11% shareholder of Seller;

WHEREAS, Seller’s significant shareholder, Mr. Gerber and Buyer’s principal, Mr. Schoenberger have a voting agreement as part of their ownership interest in Seller dated January 27, 2015, (the “Voting Agreement”) through their respective trusts, representing over 56% of the voting stock with respect to board matters that may have a material impact on the Seller’s shareholder rights and the combined voting power qualifies the Seller as a “controlled Company” as defined in section 801(a) of the NYSE American Company Guide;

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase, all of the issued and outstanding shares of the Company (the “Shares”) for a purchase price on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Sale And Purchase Price of shares; Closing

1.1. Sale and Purchase of Shares. Subject to the terms and conditions, set forth in this Agreement, at the Closing (as defined in Section 1.2), Seller shall sell, assign, transfer, and all of Seller’s right, title and interests in and to the Shares held by Seller to the Buyer, and the Buyer shall thereafter allocate such shares among the Buyer pursuant to the schedule as set forth in Schedule B, and the Buyer shall purchase all of Seller’s rights, title and interests in and to the Shares, free and clear of all Encumbrances.

1.2 Closing. The consummation of the purchase and sale of the Shares held by the Seller to the Buyer under this Agreement (the “Closing”) shall take place remotely by electronic means with the exchange of executed documents and funds on July 1, 2025, at 09:00 hours Pacific time (the “Closing Date”). The Closing will take place via an electronic medium in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, will first be delivered by electronic mail exchange of signature pages, with originals to follow by reputable overnight courier addressed to each Party.

a) At Closing, Seller shall deliver the estimates of the total current assets and the total current liabilities required by Section 1.3 (d) (“Adjustments to the Purchase Price”) and, subject to the adjustments for the actual TNWC contemplated by Section 1.3 (d), such amounts shall constitute the only liabilities for which the Company shall continue to be obligated after the Closing (the “Assumed Liabilities”). Any liabilities to be paid by the Company after the Closing associated with Company activities prior to Closing which are not taken into account in the calculation of the TNWC shall not constitute an obligation of the Company, but shall constitute an obligation of the Seller, subject to the indemnity obligations set forth herein.

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b) Closing Deliverables to Buyer. At the Closing, Seller shall deliver to Buyer the following:

(i) Seller shall surrender to the Buyer, all right, title, and interest in and to the Shares held by Seller to be allocated to the Buyer pursuant to Schedule B. The Buyer shall have possession of the Company at the opening of business on the Closing Date. All Adjustments (defined in Section 1.3 (d) below) to the Purchase Price (defined in Section 1.3) and closing obligations and conditions shall be completed as of the Closing Date other than such adjustments contemplated to occur after the Closing Date;

(ii) Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Seller, that the representations and warranties of Seller contained in Section 2 below shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(iii) Buyer shall have received a certificate of the Secretary (or equivalent officer) of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect.

(iv) All consents, authorizations, orders, and approvals listed on Schedule 2.2 of the Disclosure Schedules, if any, shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(v) the resignation of Nicholas Gerber as officer and director of the Company;

(vi) Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

c) Closing Deliverables to Seller. At the Closing, Buyer shall deliver to Seller the following:

(i) The Purchase Price, pursuant to the payment schedule as described in Section 1.3

(ii) Seller shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that the representations and warranties of Buyer contained in Section 3 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

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(iii) Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the governing body of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect.

1.3. Purchase Price Payment Schedule. The purchase price (the “Purchase Price”) for the Shares to be acquired by the Buyer pursuant to the terms of this Agreement shall be Two Million Two Hundred and Twenty Thousand Dollars ($2,220,000 USD), subject to certain adjustment either upwards or downwards in accordance with the differences, if any, between the TNWC and the final NWC, translated to United States currency as at the Closing Date payable in three installments to the Seller as follows:

a) Two Hundred Twenty Thousand Dollars ($220,000 USD) within three (3) business days of the execution and delivery of this Agreement. Funds are to be wired to Seller pursuant to instruction provided by Seller to Buyer.

b) One Million Dollars ($1,000,000 USD) payable on the Closing Date. Funds are to be wired to Seller pursuant to instruction provided by Seller to Buyer.

c) One Million Dollars ($1,000,000 USD), payable on September 1, 2025, subject to adjustment, and as more fully detailed in a closing schedule to be provided at September 1, 2025 that indicates any accounts receivable deemed uncollectable from the detail provided in Schedule 1.3(d)(i), or liabilities arising from the period prior to Closing but not accrued or listed in the detail provided in Schedule 1.3(d)(ii).

d) Adjustments to the Purchase Price. The Purchase Price shall be fixed in the amounts of United States Dollars (USD) set forth above without regard to the Canadian Dollar (CDN) vs United States Dollar currency exchange rate. Irrespective of subsequent fluctuations of the exchange rate on the foreign exchange market, the potential adjustments to the purchase price enumerated below are to be made in Canadian currency and adjusted in the functional currency of the benefactor:

(i)	Loan to Shareholder (Seller). The Purchase Price includes $494,484 CDN in loans receivable from Seller. The Seller has agreed that the loan amount will be settled in full simultaneous with the closing. The settlement amount will be added to the net cash amount of $150,000 CDN for a total of $644,484 CDN to remain in the accounts of the Company at closing. Any excess amounts of cash will be paid to Seller through a dividend declared prior to the Closing Date and wired to the benefit of Seller within 5 days of Closing. In the event insufficient funds are on hand as of the Closing Date to repay the loan in full, then Buyer shall hold back the equivalent amount of the shortfall from its final payment.

(ii)	Differences in Net Working Capital. The difference between the TNWC and the final NWC shall result in an adjustment to the Purchase Price, either upwards or downwards, in accordance with the calculation detailed on Exhibit B attached hereto. Any differences will be reflected in the Final Payment amount.

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(iii)	Detail of Current Assets. The detailed list of current assets, excluding lease right of use and fixed assets, as set forth in Schedule 1.3(d)(i) of the Disclosure Schedules, provided that Schedule 1.3(d)(i) of the Disclosure Schedules shall be updated immediately prior to the Closing if requested by the Buyer, will have been accepted by the Parties.

(iv)	Detail of Current Liabilities. The detailed listing of current liabilities, excluding lease liabilities, of the Company as set forth in Schedule 1.3(d)(ii) of the Disclosure Schedules, provided that Schedule 1.3(d)(ii) of the Disclosure Schedules shall be updated immediately prior to the Closing if requested by the Buyer, will have been accepted by the Parties.

At least 5 Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a good faith written estimate of the cash held by the Company as at the Closing Date based on the financial information then available to the Seller. Based upon this calculation, the Seller and Buyer will determine if a dividend to Shareholder is required pursuant to Section 1.3(d)(i) herein, or if an adjustment to the Purchase Price and final payment is required to be made.

e) Allocation of the Purchase Price. The Purchase Price shall first be allocated to any shareholder loans, and the balance to the Seller.

f) Closing Expenses. The Parties will each pay their own respective expenses (including fees and expenses of legal counsel, brokers, or other representatives or consultants) in connection with the transaction contemplated hereby (whether consummated or not). Seller shall bear the cost, if any, associated with its consolidated audit procedures to include the Company for the fiscal year ended June 30, 2025, and Buyer shall bear the cost of any associated due diligence of the Company, whether or not the sale is completed.

2.	Representations and Warranties of the Seller

Except as set forth in the Disclosure Schedules delivered to the Buyer prior to the execution of this Agreement setting forth exceptions to the Seller’s representations and warranties set forth in this Section 2, Seller represents and warrants to the Buyer as of the Closing as follows:

2.1. Organization, Good Standing and Qualification. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Nevada and has all requisite corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it, and to carry on the Company as currently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction the Company operates in.

2.2. Non-Contravention; Consents. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated by this Agreement, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Company, or the Shares; or (c) except as set forth in Schedule 2.2 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract. Except as set forth in Schedule 2.2 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the transactions contemplated by this Agreement.

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2.3. Authority; Binding Nature of Agreement. Seller has the full power, authority, and legal capacity to enter into and perform its obligations under this Agreement; and the execution, delivery, and performance by Seller of this Agreement have been duly authorized by all necessary action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.4. Capitalization and Voting Rights.

(a) Seller is the record and beneficial owner of such number of shares as set forth opposite Seller’s name on Schedule A attached hereto, and Seller has the sole right to vote such shares where a right to vote is attached to such Class of shares.

(b) The outstanding Shares were duly authorized and issued, have been fully paid for, are non-assessable and were issued in accordance with all applicable securities laws or pursuant to valid exemptions or qualifications therefrom. As of the Closing, there are 10,000 Class B shares, 597,218 Class F shares, and 269,999 Class H shares issued and outstanding.

(c) There are no outstanding options, warrants, rights, convertible notes, or agreements for the purchase or acquisition from the Seller of any shares of its capital stock or any options, warrants, convertible notes, or other equity securities. The Seller is not a party or subject to any Contract, and there is no Contract between any Persons which affects or relates to the voting or giving of written consents with respect to any outstanding shares of Common Stock or Preferred Stock. The Seller represents and warrants that it has the full power and authority to enter into and perform its obligations under this Agreement. The Seller has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its shares of capital stock or to pay any dividend or make any other distribution in respect thereof.

2.5. Subsidiaries and Affiliated Entities. Except as set forth in Schedule 2.3 of the Disclosure Schedules, there are no subsidiaries or Affiliated Entities of the Company.

2.6. Litigation. Except as set forth in Schedule 2.4 of the Disclosure Schedules, there have not been within the last three (3) calendar years and there are currently no actions, suits, claims, investigations or other legal proceedings pending or threatened against or relating to or affecting the Company, the Shares, or the Assumed Liabilities. There are also no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Seller, the Company or the Shares which would have a Material Adverse Effect.

2.7. Intellectual Property.

(a) Schedule 2.5(a) of the Disclosure Schedules lists all Company IP, including a summary of all software and any other intellectual property necessary and fundamental in the operation of the Company’s business. Seller owns or has the right to use all Company IP and the Intellectual Property licensed to the Company under the Intellectual Property Agreements, except where such right is qualified in Schedule 2.5(a) of the Disclosure Schedules

(b) Except as set forth in Schedule 2.5(b) of the Disclosure Schedules, (i) the conduct of the Seller, its employees, or the Company, as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company IP.

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2.8. Compliance with Laws. Except as set forth in Schedule 2.6 of the Disclosure Schedules, Seller is in compliance with all Laws applicable to the conduct of the Company as currently conducted or the ownership and use of the Shares.

2.9. Property.

(a) Schedule 2.7(a) of the Disclosure Schedules sets forth all material real property leased by the Company used in connection with its business (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each Leased Real Property involving annual payments of at least $10,000 CDN.

(b) Except as set forth in Schedule 2.10 of the Disclosure Schedules the Seller has good and marketable title to its Property owned by the Company used in connection with its business, including land, buildings, vehicles, computers, technical equipment, and furniture (collectively, the “Fixed Assets”) free of any liens and Encumbrances. The Fixed Assets are in good working order and sufficient for the Company’s use and operations.

(c) The Property, assets, and Shares of the Seller are sufficient for the continued conduct of the Company after the Closing in substantially the same manner as conducted prior to the Closing and constitute all the rights, property, and assets necessary to conduct the business of the Company as currently conducted. All fixed assets held by the Company have been adequately maintained and are in good operating condition, unless disclosed otherwise in Schedule 2.7(b) of the Disclosure Schedules.

(d) Except as set forth in Schedule 2.7(c) of the Disclosure Schedules, the Seller or the Company have not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased or owned Real Property, or (ii) zoning, fire or building code violations or other proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to utilize the Leased or owned Real Property as currently operated. Neither the whole nor any material portion of any Leased or owned Real Property has been damaged or destroyed by fire or other casualty.

2.10. Insurance. Each of the Company’s insurance policies is in full force and effect. Since January 1, 2025, and up through the Closing Date, the Seller or the Company have not received any written notice regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.11. Employment Matters.

(a) Except as set forth in Schedule 2.8(a) of the Disclosure Schedules, the Seller or the Company are not a party to or bound by any collective bargaining or other agreement with a union or labor organization representing any of the Employees. Except as set forth in Schedule 2.8(a) of the Disclosure Schedules, there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or the Company by any of the Employees.

(b) The Seller and/or the Company is/are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, except to the extent non-compliance would not result in a Material Adverse Effect.

(c) All employees have been properly classified.

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2.12. Employee Benefit Matters.

(a) Schedule 2.8(b) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits (as listed on Schedule 2.8(b) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) Except as set forth in Schedule 2.8(b) of the Disclosure Schedules, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

2.13. Material Contracts.

(a) Schedule 2.9(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Shares are bound or affected, or (y) to which Seller or the Company are bound in connection with the business of the Company (collectively the “Material Contracts”):

(i) All Contracts involving aggregate consideration in excess of $10,000 CDN;

(ii) All Contracts where such provisions restrict the development, manufacture, marketing or distribution of the Company’s products or services;

(iii) All Contracts where such provisions restrict the Company from carrying on any line of business or carrying on any business in any geographic location;

(iv) All Contracts where such provisions contain any fees or payments to any Person (including any broker, investment bank or other finder) relating to any financing (public or private) or the sale of the enterprise value of the Company (through merger, consolidation, asset transfer, equity transfer, license or otherwise);

(v) All Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi) All Contracts relating to indebtedness (including, without limitation, guarantees);

(vii) All collective bargaining agreements or Contracts with any labor organization, union or association;

(b) With respect to each Material Contract, (i) such Material Contract is legal, valid, binding, enforceable in accordance with its terms and in full force and effect and will continue to be legal, valid, binding, enforceable by the Company and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (ii) the Company and the other parties to such Material Contract are not in material breach of such Material Contract; and (iii) no party has actually repudiated or has provided notice or received any notice of any intention to terminate such Material Contract. Except as set forth on Schedule 2.9(b) of the Disclosure Schedules, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit under any Material Contract.

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2.14. Permits. The Company has all Governmental Authorizations necessary for the conduct of its business as now being conducted, the lack of which would have a Material Adverse Effect.

2.15. Absence of Certain Changes, Events, and Conditions. Except as expressly contemplated by this Agreement, or as set forth in Schedule 2.11 of the Disclosure Schedules, since April 1, 2025, through the Closing Date, Seller has operated the Company in the ordinary course of business in all material respects, and there has not been, with respect to the Company, any:

(a) Event, occurrence or development that has had a Material Adverse Effect;

(b) Incurrence of any indebtedness for borrowed money in connection with the Company, except customary trade payables and obligations incurred in the ordinary course of business;

(c) Sale or other disposition of the Shares;

(d) Capital expenditures which would constitute an Assumed Liability;

(e) Material change in any method of accounting or accounting practice for the Company;

(f) Imposition of any Encumbrance upon any of the Shares;

(g) Increase in the compensation of any Employees, other than as provided for in any written agreements or in the ordinary course of business;

(h) Any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, managers, officers or employees of the Company;

(i) Adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal, state, or provincial bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(j) Any damage, destruction or loss not covered by insurance materially and adversely affecting the assets, properties, financial condition or business of the Company;

(k) Any waiver by the Company of a valuable right or of a material debt owed to it;

(l) Any declaration, setting aside or payment or other distribution in respect of any of the Seller’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such capital stock by the Seller other than in the ordinary course of business; or any agreement or commitment by the Seller to do any of the things set forth above in this Section 2.15.

2.16. Tax Returns and Payments. Except as set forth in Schedule 2.12 of the Disclosure Schedules, the Company has filed (taking into account any valid extensions) all Tax Returns with respect to the Company required to be filed and has paid all Taxes shown thereon as owing. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. No issue relating to Taxes has been raised by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. All Taxes due and owing by the Company have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement for which the Company will be responsible.

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2.17. Brokers or Finders. Except as set forth in Schedule 2.13 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

2.18. Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Without limiting the generality of the foregoing, the Seller acknowledges and agrees that any liability of the Company prior to the Closing Date that has not been disclosed to the Buyer or reflected in the calculation of cash to be transferred or estimation of liabilities shall be the responsibility of the Seller.

2.19. No Other Representations and Warranties. Except for the representations and warranties contained in this Section 2 (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Company, its assets, and the Shares furnished or made available to Buyer, or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise under applicable Laws.

3.	Representations and Warranties of the Buyer

The Buyer hereby represents and warrants to Seller as of the Closing as follows:

3.1. Organization, Good Standing, and Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Arizona, and has all requisite power and authority to consummate the transactions contemplated herein this Agreement.

3.2 Acknowledgement of Related Party. Buyer acknowledges that it is a related party under applicable securities laws and has received full disclosure regarding the nature of the transaction, including approval procedures.

3.3. Non-Contravention; Consents. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated by this Agreement, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; or (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer.

3.4. Authority; Binding Nature of Agreement. Buyer has the full power, authority, and legal capacity to enter into and perform its obligations under this Agreement; and the execution, delivery, and performance by Buyer of this Agreement have been duly authorized by all necessary action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

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3.5. Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.6. Due Diligence Investigation. Buyer has had an opportunity to discuss the business, management, operations and finances of the Company with the Company’s officers, directors, employees, agents, representatives and Affiliates, if any, and has had an opportunity to inspect the facilities of the Company, review the Disclosure Schedules to this Agreement. Buyer acknowledges that it has conducted its own independent investigation, review, and analysis of the Company and the transactions contemplated by this Agreement. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely on its’ own investigation and the representations and warranties of the Seller set forth in Section 2 and the related Disclosure Schedules. Buyer acknowledges that neither the Company nor the Seller has made any representation or warranty other than as expressly set forth in this Agreement and the Disclosure Schedules. Buyer has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Company.

3.7. Sufficient Funds. Buyer has sufficient funds available to it, without requiring the prior consent, approval or other discretionary action of any third party, to make the payments required under this Agreement, to pay all fees and expenses to be paid by Buyer in connection with the transactions contemplated by this Agreement and to satisfy any other payment obligations that may arise in connection with, or may be required in order to consummate, the transactions contemplated by this Agreement.

3.8. Brokers or Finders. Except as set forth in Schedule 3.1 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

4.	Covenants

4.1. Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct the business of the Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact its current Company organization, operations, and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Company. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not take any action that would cause any of the changes, events or conditions described in Schedule 2.11 of the Disclosure Schedules to occur.

4.2. Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Company or any other businesses of Seller. All requests by Buyer for access pursuant to this Section 4.2 shall be submitted or directed to David Neibert (COO), or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller and its businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Any and all information about the Company or its business which the Buyer acquires pursuant hereto shall be maintained as and kept confidential at all times prior to Closing, and if the within sale is not completed for any reason, the Buyer shall continue to maintain and keep such information confidential.

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4.3. Public Announcements. From and after the date of this Agreement, neither the Seller nor the Buyer shall, and shall not permit any of their respective representatives to, issue any press release or make any public statement regarding this Agreement or the transactions or documents contemplated by this Agreement, without the prior written consent of the Parties or as may be required by law or pursuant to SEC regulations.

4.4. Tax Matters.

(a) The Seller shall cause the Company to prepare and file or cause to be filed any Tax Returns of the Company for Tax periods ending on or prior to the Closing Date. The Buyer shall cause the Company to prepare and file any Tax Returns of the Company for Tax periods after the Closing Date, provided, however it is understood that Seller shall be responsible for all Taxes owed not set forth in the schedule of Other Assumed Liabilities (Schedule 1.1(a)(iv) of the Disclosure Schedules)

(b) After the Closing, the Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes subject to Tax Returns including any Tax period up to and including the Closing Date. In that regard, the Buyer and the Seller shall maintain such Tax information or Tax records relating to the Company for a period of five (5) years from the Closing Date and, upon the Buyer’s or Seller’ request, provide to the other party such Tax information or Tax records which are reasonably relevant to any such audit, litigation or other proceeding, provided that if any action is taken by Canada Revenue Agency to re-assess any of the Company’s taxes during such period, such period shall be extended, to the extent permitted under applicable law and such records shall be maintained until any issues related to such re-assessment are resolved

4.5. Books and Records. Seller shall transfer and deliver all of the Company’s books and records to Buyer on the Closing Date. For a period of five (5) years after the Closing Date, or for such extended time thereof that may arise pursuant to paragraph 4.4 (b), the Buyer shall make available to the Seller, from time to time as the Seller may reasonably request, and at Seller’ sole cost and expense, during normal business hours and in a manner that would not materially interfere with the operations of the Company, copies of such of the records of the Company and its Affiliates that exist as of the Closing Date.

4.6 Further Assurances. Following the Closing, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

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5.	Indemnification

5.1. Survival of Representations.

(a) General Survival. The representations and warranties made by the Parties in this Agreement shall survive the Closing and shall expire on the twelve (12) month anniversary of the Closing Date (the “Termination Date”); provided, however, that if, at any time prior to the Termination Date, any Indemnified Party delivers to an Indemnifying Party a written notice alleging an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 5.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is resolved.

5.2. Indemnification.

(a) Seller Indemnification. From and after the Closing (but subject to Section 5.1),

(i) Seller shall indemnify the Buyer from and against any Damages which are incurred by the Buyer as a result of any inaccuracy in or breach of any representation or warranty made by the Seller in this Agreement as of the Closing Date; and

(ii) Seller shall indemnify the Buyer from and against any Damages which are incurred by the Buyer as a result of any breach of any covenant or obligation by Seller in this Agreement.

(b) Buyer Indemnification. From and after the Closing (but subject to Section 5.1), the Buyer shall indemnify Seller from and against any Damages which are incurred by Seller as a result of:

(i) any inaccuracy in or breach of any representation or warranty made by the Buyer in this Agreement as of the Closing Date; or

(ii) any breach of any covenant or obligation of the Buyer or the Company in this Agreement; or

(iii) any claim, loss, costs, or expenses sustained or incurred by Seller as a result of being, as the case may be, a shareholder, director, officer or guarantor of the obligations of the Company, provided that the same is for or relates to exclusively to the business or actions of the Company after the Closing Date.

5.3. Limitations.

(a) Indemnification Threshold. The Buyer shall not have any rights under Section 5.2(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement except to the extent that the total amount of all recoverable Damages that have been incurred by the Buyer for inaccuracies in, or breach of representations or warranties of, the Seller in this Agreement exceeds $10,000 CDN in the aggregate (the “Threshold”); provided, that, if the total amount of such Damages exceeds the Threshold, then the Buyer shall be entitled to be indemnified for all of such Damages without any reduction for the Threshold.

(b) Calculation of Damages. The Damages suffered by any Indemnified Party shall be calculated after giving effect to any amounts recoverable from third parties, including insurance proceeds recovered in respect of such Damages (and Buyer shall, and shall cause the Company to, use commercially reasonable efforts to effect any such recovery) and taking into account any tax benefit actually realized by, or any tax liability actually imposed on, the Indemnified Party and its Affiliates that is associated with such Damages or the receipt of an indemnification payment in respect thereof. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the same set of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. There shall be no obligation to indemnify for any Damages which would not have arisen but for any alteration or repeal or enactment of any Legal Requirement after the Closing Date. The Indemnified Parties and the Indemnifying Parties shall use their respective commercially reasonable efforts to mitigate any Damages.

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5.4. Procedures for Indemnified Claims.

(a) The party seeking indemnification under Section 5.2 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Legal Proceeding by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and shall be entitled to control and appoint lead counsel for such defense. The Indemnified Party shall obtain the prior written consent of the Indemnifying Party before entering into any settlement of a Third Party Claim.

(c) If the Indemnifying Party assumes the control of the defense of any Third Party Claim in accordance with the provisions of this Section 5.4, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third Party Claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party.

(d) If the Indemnifying Party has elected to control the defense of a Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party.

(e) Each Party hereto shall cooperate in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(f) In the event an Indemnified Party has a claim for indemnity under Section 5.2 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party disputes its indemnity obligation for any Damages with respect to such claim, the Parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 6.7.

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5.5. Treatment of Indemnification Payments. The Parties agree that any indemnity payments made pursuant to this Section 5 shall be deemed to be an adjustment to the Purchase Price paid for the Shares for Tax purposes to the extent permitted by applicable Legal Requirements. In addition, the Parties agree that if any indemnity payments are owed to Buyer pursuant to this Section 5, then Buyer shall have the right to offset the payment amounts described in Section 1.3 of this Agreement.

5.6. Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to claims for money damages, other than claims arising from intentional misrepresentation or fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement, for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 5. Nothing in this Section 5.6 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled, or to seek any remedy on account of any intentional misrepresentation or fraud by any Party hereto.

6.	Miscellaneous Provisions

6.1 Termination. This Agreement may be terminated at any time prior to the Closing: (i) by the mutual written consent of Seller and Buyer; (ii) by Buyer, upon written notice to Seller if: (a) there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement and such breach, inaccuracy, or failure cannot be cured by Seller within thirty (30) days, (b) any closing condition by Seller has not been fulfilled by June 30, 2025, or (c) a Material Adverse Effect occurs prior to the Closing; or (iii) by Seller, upon written notice to Buyer if: (a) there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement and such breach, inaccuracy, or failure cannot be cured by Buyer within thirty (30) days, or (b) any closing condition by Buyer has not been fulfilled by June 30, 2025 or (c) either the Seller’s audit committee or a majority of non-interested directors disapprove of the transaction contemplated in this Agreement.

In the event of the termination of this Agreement in accordance with this Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof. In the event Buyer terminates this Agreement without cause, Seller shall be entitled to retain the Initial Deposit as liquidated damages. In the event Seller terminates this Agreement without cause, the Initial Deposit shall be returned forthwith to Buyer.

6.2. Fees and Expenses. Except as otherwise expressly set forth in this Agreement, each Party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions; and (c) the consummation of the transactions contemplated by this Agreement.

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6.3. Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

6.4. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by registered, certified or first class mail, the third Business Day after being sent; and (d) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto in accordance with this Section):

If to Buyer:	SKCAL LLC 1042 Willow Creek Road, STE A101 #420 Prescott, AZ 86301 Attn: Scott Schoenberger Tel: E-mail:

If to Seller:	The Marygold Companies, Inc. 120 Calle Iglesia, Unit B San Clemente, CA 92672 USA Attn: Nicholas Gerber, CEO Tel: 925.297.9465 E-mail: ngerber@themarygoldcompanies.com

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With a copy to:	The Marygold Companies, Inc. Chief Legal Officer 120 Calle Iglesia, Unit B San Clemente, CA 92672 Attn: Carolyn M. Yu Tel: 808.341.3172 E-mail: cyu@themarygoldcompanies.com

6.5. Headings. The article and section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.6. Counterparts and Exchanges by Electronic Transmission.

This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement

6.7. Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California without giving effect to principles of conflicts of laws.

(b) Venue. Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon fraud) shall be brought or otherwise commenced exclusively in a Court of competent jurisdiction located in the State of California. Each Party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of the Courts of the State of California including the appellate courts in the State of California (“in connection with any such Legal Proceeding; (ii) agrees that each court located in the State of California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any such court , any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Any Party to this Agreement may make service on any another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.4. Nothing in this Section 6.7, however, shall affect the obligation of any party to this Agreement to serve legal process in the manner required by law.

WAIVER OF TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

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6.8. Successors and Assigns.

This Agreement shall be binding upon: (a) Seller and his/her/its estate, heirs, successors, assigns, legatees, executors, personal representatives, guardians, custodians, administrators and conservators, (b) the Buyer and and his/her/its estate, heirs, successors, assigns, legatees, executors, personal representatives, guardians, custodians, administrators and conservators, and (c) the Company and its successors and assigns.

6.9. Remedies Cumulative; Specific Performance.

The rights and remedies of the Parties hereto shall be cumulative (and not alternative). The Parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy at law or in equity that may be available to it) to seek: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

6.10. Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b) Limited Waiver of Drafting Errors.

(i) The Parties acknowledge that they and their respective legal counsel have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(ii) Each Party hereby waives any claim against the other arising solely from typographical errors, clerical mistakes, or minor drafting inconsistencies in this Agreement, provided that such errors do not materially alter the rights or obligations of the Parties under this Agreement or relate to intentional misstatements or omissions.

(iii) Nothing in this clause shall limit or waive any claims arising from fraud, willful misconduct, or a material breach of this Agreement.

6.11. Amendments.

This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Buyer and the Seller.

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6.12. Severability.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

6.13. Parties in Interest.

Except for the provisions of Section 5, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties hereto and their respective successors and assigns.

6.14. Entire Agreement.

This Agreement (including the documents referred herein) sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

6.15. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The Parties and their respective counsel have reviewed, negotiated, and adopted this Agreement as the joint agreement and understanding of the Parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

[Remainder of page intentionally left blank]

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The Parties hereto have caused this Agreement to be executed and delivered as of the Effective Date.

Seller:

The Marygold Companies, inc.

By:	/s/ Nicholas Gerber
Name:	Nicholas Gerber
Title:	Chairman/CEO

Buyer:

SKCAL LLC

By:	/s/ Scott Schoenberger
Name:	Scott Schoenberger
Title:	President

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]